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                                                                    EXHIBIT 4(l)


                                PENNZOIL COMPANY
                          SAVINGS AND INVESTMENT PLAN
                              FOR HOURLY EMPLOYEES

                   (As Established Effective January 1, 1989)


                                First Amendment


                 Pennzoil Company, a Delaware corporation (the "Company"), having established the Pennzoil Company Savings and Investment Plan for Hourly Employees, effective January 1, 1989 (the "Plan"), and having reserved the right under Section 10.4 thereof to amend the Plan, does hereby amend the Plan by adding the following sentence at the end of Section 11.4 of the Plan, effective as of April 1, 1990, as follows:

         "If the Committee receives a qualified domestic relations order with respect to a Member, the Committee may authorize the immediate distribution of the amount assigned to the Member's former spouse pursuant to such order, to the extent vested and permitted by law, from the Member's Pre-Tax, After-Tax and Employer Contribution Accounts."

                 IN WITNESS WHEREOF, Pennzoil Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this ___ day of ____________, 1990, but effective as of April 1, 1990.



                                                 PENNZOIL COMPANY


                                                 By  JAMES L. PATE

ATTEST:

LINDA F. CONDIT
Secretary